As filed with the Securities and Exchange Commission on March 20, 2007
Registration No. 333- __________

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRESENIUS MEDICAL CARE AG & CO. KOMMANDITGESELLSCHAFT auf AKTIEN (KGaA)
(Exact name of registrant as specified in its charter)

FRESENIUS MEDICAL CARE AG & Co. KGaA
(Translation of Registrant’s Name into English)

Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Else-Kröner-Strasse 1
61352 Bad Homburg v.d.H., Germany
Telephone: 011-49-6172-609-0
 (Address of Principal Executive offices, including Zip Code)

FRESENIUS MEDICAL CARE AG & CO. KGaA STOCK OPTION PLAN 2006
(Full Title of the Plan)

Dr. Ben J. Lipps
Fresenius Medical Care Holdings, Inc.
920 Winter Street
Waltham, MA 02451-1457
(781) 402-9000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

 Copy to:
Robert A. Grauman, Esq.
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York  10036
(212) 626-4100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)

Ordinary Shares, no par value(1)	5,000,000	$139.06	$695,300,000		$21,346
				$

(1)

American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable upon deposit of the Ordinary Shares and Preference Shares  registered hereby have been registered under a separate registration statement on Form F-6.

(2)

The Proposed Maximum Aggregate Offering Price (estimated solely for purposes of computing the registration fee) is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon a market value of  € 104.50 per ordinary share, calculated by taking the average of the high and low prices for such shares reported in Xetra on March 16, 2007, converted to U.S. dollars at the noon buying rate of €1.00 = $1.3307, as determined by the Board of Governors of the Federal Reserve System on March 16, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference herein pursuant to Item 3 of Form S-8 (Part II hereof), as applied to foreign issuers, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

          The following documents, which Fresenius Medical Care AG & Co. Kommanditgesellschaft auf Aktien (“Fresenius Medical Care KGaA” or the “Registrant”), has filed with or furnished to the Securities and Exchange Commission (the “Commission”), are incorporated in this registration statement by reference, except as superseded or modified as described herein:

(a)

The Registrant’s latest annual report, as amended, on Form 20-F/A (Commission file No. 001-32749) for the year ended December 31, 2006, filed with the Commission on February 26, 2007 (the “2006 20-F”).

(b)

The description of the Ordinary Shares, including the descriptions of the Ordinary Share American Depositary Receipts and the Pooling Arrangements contained in the Company’s Report on Form 8-K filed February 13, 2006, as modified by the descriptions of such securities contained in the 2006 Form 20-F.

          In addition, all reports on Form 20-F which we file with the SEC and, to the extent, if any, designated therein, certain reports on Form 6-K which we furnish to the SEC after the date of the prospectus and prior to the termination of the offering of the shares offered thereby, shall be deemed to be incorporated by reference in this prospectus from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or furnished.

          We will provide without charge to each plan participant, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference (other than certain exhibits to such documents). Any request should be made in writing or by telephone to the appropriate party at one of the following addresses:

In North America	Elsewhere
Fresenius Medical Care North America	Fresenius Medical Care AG & Co. KGaA
Investor Relations	Investor Relations
920 Winter Street	Else-Kröner-Strasse 1
Waltham, MA 02451-1457	D- 61352 Bad Homburg, Germany
Attn: Terry Proveaux	Attn: Oliver Maier
Toll Free: 1(800) 948-2538	++ 49 6172 609-2601

          Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

          Not applicable.

Item 5.  Interests of Named Experts and Counsel

          The validity of the securities offered hereunder was passed upon by Messrs. Nörr Stiefenhofer Lutz, Frankfurt am Main, Germany.  Dr. Dieter Schenk, a partner in Nörr Stiefenhofer Lutz , is the vice chairman of the supervisory board of the Registrant and of Fresenius Medical Care Management AG, the general partner of the Registrant, and is also a member of the supervisory board of Fresenius AG, which  owns 100% of the share capital of the general partner of the Registrant and as of December 31, 2006 owns approximately 36.6% of the Registrant’s Ordinary Shares.  Dr. Schenk is also one of the executors of the estate of Mrs. Else Kröner.  The Else-Kröner Fresenius Stiftung, a charitable foundation established under the will of Mrs. Kröner, owns the majority of the voting shares of Fresenius AG.  The foundation’s voting rights are exercised by the executors of Mrs. Kröner’s estate, currently Dr. Dieter Schenk and Dr. Karl Schneider (another member of the Fresenius AG supervisory board).  Dr. Schenk is also the Chairman of the administration board of the Else Kröner-Fresenius-Stiftung.

Item 6.  Indemnification of Directors and Officers

          Under German law, Fresenius Medical Care KGaA may indemnify its officers and, under certain circumstances, German labor law requires it to do so. However, the Registrant may not, as a general matter, indemnify members of its supervisory board or members of the management board or supervisory board of its general partner.  It may, however, purchase directors and officers insurance. Fresenius Medical Care KGaA has arranged for such insurance coverage at what it believes to be commercially reasonable rates, terms and conditions. Such insurance is subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of its management or supervisory board or a partnership limited by shares to indemnify members of its supervisory board or members of the management board or supervisory board of its general partner for attorneys’ fees incurred if such member is the successful party in a suit in a country such as the U.S., where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member’s attorney’s fees had the suit been brought in Germany.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Exhibit Description

4.1

Translation of the Articles of Association of Fresenius Medical Care KgaA (incorporated by reference to Exhibit 10.1 to the Amended Report on Form 6-K/A of Fresenius Medical Care KGaA for the month of  August 2006 (File No. 1-32749) furnished to the Commission August 11, 2006).

5.1	Opinion of Nörr Stiefenhofer Lutz, as to the legality of the securities being registered.

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft.

23.2	Consent of Nörr Stiefenhofer Lutz (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page herein).

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bad Homburg, Germany on this 20th day of March, 2007.

FRESENIUS MEDICAL CARE AG & Co. KGaA,
a partnership limited by shares, represented by

FRESENIUS MEDICAL CARE MANAGEMENT AG,
its general partner

By:	/s/ Ben J. Lipps

Name:	Dr. Ben J. Lipps
Title:	Chairman of the Management Board

By:	/s/ Rainer Runte

Name:
Title:	Member of the Management Board

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dr. Ben J. Lipps and Dr. Rainer Runte, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she may or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ben J. Lipps	Chairman of the Management Board (Chief Executive Officer) of Fresenius Medical Care Management AG (“Management AG”), general partner of Fresenius Medical Care AG & Co. KGaA	March 20, 2007

Dr. Ben J. Lipps

/s/ Lawrence A. Rosen	Member of the Management Board (Chief Financial Officer) and principal accounting officer of Management AG and authorized representative of Fresenius Medical Care AG & Co. KGaA in the United States	March 20, 2007

Lawrence A. Rosen

/s/ Roberto Fusté	Member of the Management Board of Management AG	March 20, 2007

Roberto Fusté

/s/Emmanuele Gatti	Member of the Management Board of Management AG	March 20, 2007

Dr. Emmanuele Gatti

/s/ Rainer Runte	Member of the Management Board of Management AG	March 20, 2007

Dr. Rainer Runte

/s/ Rice Powell	Member of the Management Board of Management AG	March 20, 2007

Rice Powell

/s/ Mats Wahlstrom	Member of the Management Board of Management AG	March 20, 2007

Mats Wahlstrom

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1

Translation of the Articles of Association of Fresenius Medical Care KGaA (incorporated by reference to Exhibit 10.1 to the Amended Report on Form 6-K/A of Fresenius Medical Care KGaA for the month of  August 2006 (File No. 1-32749) furnished to the Commission August 11, 2006).

5.1	Opinion of Nörr Stiefenhofer Lutz, as to the legality of the securities being registered.

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft.

23.2	Consent of Nörr Stiefenhofer Lutz (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page herein).